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                                                               EXHIBIT 99.(d)(3)

                               [CAPS LETTERHEAD]


May 4, 2000

ShopKo Stores, Inc.
ShopKo Holdings, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54307-9060

Ladies and Gentlemen,

          Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and between Merck & Co., Inc., a New
                  ----------------
Jersey corporation ("Parent"), PV Acquisition Corp., a Delaware corporation and
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a wholly owned indirect subsidiary of Parent ("Merger Sub"), and ProVantage
                                               -----------
Health Services, Inc., a Delaware corporation (the "Company").  Capitalized
                                                    --------
terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          Pursuant to the Merger Agreement, Parent has required, as a condition to its willingness to enter into the Merger Agreement, that the Company enter into this Side Letter with ShopKo Stores, Inc. and SKO Holdings, Inc. (collectively, "ShopKo"), providing for the treatment of all ongoing contracts,
                -------
commitments and arrangements between the parties (the "Affiliate Agreements")
                                                       ---------------------
from and after the date on which ShopKo ceases to beneficially own a majority of the Company's common stock (the "Change of Control Date"). This letter will confirm the agreement between the Company and ShopKo as of the Change of Control Date as follows:

1.  Prescription Benefit Management Agreement dated March 4, 1996
    -------------------------------------------------------------

    1.1 Section 11 of the Prescription Benefit Management Agreement, a copy of which agreement is attached hereto, is hereby deleted in its entirety and replaced by the following:

          BILLING CYCLE AND PAYMENTS.  PROVANTAGE shall provide Plan Sponsor with a bi-weekly consolidated invoice for services provided by PROVANTAGE and its affiliates under the Agreement. All invoices shall be paid in full by Plan Sponsor within six (6) days of receipt by wire transfer, electronic debit or other method approved by PROVANTAGE in writing. Failure by Plan Sponsor to make any payments in accordance with the terms of this Agreement shall constitute a
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          payment default. If Plan Sponsor fails to cure any such default within
          (2) days, in addition to other available remedies, PROVANTAGE may terminate this Agreement upon notice to Plan Sponsor. There shall be a late payment fee of 1% per month on the balance due on all late payments over two (2) days past due. Plan Sponsor shall reimburse PROVANTAGE for all collection costs incurred as a result of any payment default by Plan Sponsor under this Agreement.

    1.2. Section 21 of the Prescription Benefit Management Agreement is hereby deleted in its entirety and replaced by the following:

          TERM OF AGREEMENT. Notwithstanding anything to the contrary on the Data Sheet and subject to the terms and conditions of the following paragraph, the commencement date of this Agreement shall be January 1, 1998 and the initial term of this Agreement shall terminate on the fifth anniversary of the Change of Control Date. At the end of the initial five-year term, unless either party has provided the other party with written notice of its intention to terminate this Agreement at the expiration of such five-year term, the term of this Agreement shall automatically continue unless terminated as provided in Section 22 below or either party gives written notice to the other of such party's intent to terminate this Agreement, which notice shall be given at least ninety (90) days prior to the proposed date of termination. Except as provided in Section 22, this Agreement shall not be terminated for any circumstances prior to the expiration of the initial five-year term.

    1.3. Section 32 of the Prescription Benefit Management Agreement is hereby deleted in its entirety and replaced by the following:

          ASSIGNMENT. This Agreement shall not be assignable by the Plan Sponsor to any other person or entity, and any attempted assignment shall be void and of no force and effect, unless the written consent of PROVANTAGE shall have first been obtained, which consent shall not be unreasonably withheld. The foregoing restrictions on assignment shall not apply to assignments to any entity which controls, is controlled by, or is under common control with the Plan Sponsor, provided PROVANTAGE is notified in writing of any such assignment within fourteen (14) days thereof. Nothing in this Agreement shall prohibit PROVANTAGE from assigning its rights and

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          obligations under this Agreement to Merck-Medco Managed Care, L.L.C., its affiliates or designees, provided the Plan Sponsor is notified in writing of any such assignment within fourteen (14) days thereof.

    1.4. Section 13 of the Plan Parameters attached to the Prescription Benefit Management Agreement is hereby amended such that the Coordination of Benefits (COB) Program will only apply for companies that have agreed in writing with PROVANTAGE to accept primary responsibility for COB claims.

    1.5. Section 21 of the Plan Parameters attached to the Prescription Benefit Management Agreement is hereby amended such that the PROVANTAGE "Standard" Open Formulary will be transitioned over to Merck-Medco Preferred Prescription Formulary as determined by Merck-Medco, but, in any event, no earlier than ninety days after the Change of Control Date.

    1.6. Section 22 of the Plan Parameters attached to the Prescription Benefit Management Agreement is hereby amended such that the PROVANTAGE Pharmacy Network will be transitioned over to the Merck-Medco Retail Pharmacy Network as determined by Merck-Medco, but, in any event, no earlier than ninety days after the Change of Control Date.

    1.7. PROVANTAGE acknowledges and agrees that the term and amount of compensation payable by Shopko to PROVANTAGE under the Prescription Benefit Management Agreement shall not be increased or otherwise modified or amended, notwithstanding anything to the contrary contained in this side letter. Notwithstanding the preceding sentence, PROVANTAGE and ShopKo may agree in writing to add additional services to the Prescription Benefit Management Agreement at fees to be agreed upon by the parties.

2.  Lease Agreement dated August 1, 1999
    ------------------------------------
    2.1.   The Lease Agreement shall be amended as set forth in Exhibit A.

3.  Tax Sharing Agreement dated July 19, 1999
    -----------------------------------------
    The Tax Sharing Agreement shall be amended and restated in its entirety in the form attached as Exhibit B.

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4.  Information Technology Services Agreement dated July 19, 1999
    -------------------------------------------------------------

    4.1. Article II of the Information Technology Services Agreement is hereby deleted in its entirety and replaced by the following:

           The initial term of this Agreement shall commence on the Change of Control Date and, except as otherwise provided below, continue until January 31, 2002. This Agreement shall be renewed automatically thereafter for successive one-year terms unless either PROVANTAGE or ShopKo elects not to renew this Agreement by giving the other party written notice of its intention not to renew the Agreement not less that one hundred eighty (180) days prior to the end of the then current term. Either party may terminate any specified Services under the prior notice provision in Section 15.1(c). Both Parties agree to use their commercially reasonable efforts to terminate this agreement as soon as reasonably practicable, but, in any event, prior to January 31, 2002.

    4.2. Article XIII of the Information Technology Support Agreement is hereby deleted in its entirety and replaced by the following:

           Section 13.1  Employees.  During the term of this Agreement and for a
                         ---------
           period of two years after expiration or termination of this Agreement for any reason whatsoever, or upon termination of any of the Services pursuant to Section 15.1(c) below:

           (a) neither PROVANTAGE nor any of its direct or indirect subsidiaries (whether now owned or hereafter acquired) shall solicit for hire any employees of ShopKo or any of ShopKo's direct or indirect subsidiaries (other than PROVANTAGE and its subsidiaries), and

           (b) neither ShopKo nor any of its direct or indirect subsidiaries (other than PROVANTAGE and its subsidiaries) shall solicit for hire any employees of PROVANTAGE or any of its direct or indirect subsidiaries.

           This covenant may be waived only with the prior written consent of the other party.

           Nothing in this Article XIII shall be deemed or construed to prevent solicitation, recruitment or hiring of any employee of the other party who first initiates contact with the soliciting, recruiting or hiring party, provided that neither party shall engage in any activity intended to encourage the other party's employees to initiate such contact. General advertisements shall not be

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          deemed violative of this restriction.

    4.3.  Although Parent is not independently subject to the restrictions in
          Section 13.1 of the Information Technology Support Agreement, when acting on its own behalf or on behalf of any of its affiliates, Parent shall not engage in any of the activities precluded by Section 13.1 of such agreement in order to assist PROVANTAGE in circumventing the provisions of Section 13.1 of such agreement.

    4.4. Section 16.2 of the Information Technology Support Agreement is hereby deleted in its entirety and replaced by the following:

          Survival. Articles IX, X, XI, XII, XIII and XVI of this Agreement
          --------
          shall survive the termination or expiration of this Agreement.

    4.5.  Notwithstanding any other provision therein to the contrary, Sections
          13.1 and 16.1 of the Information Technology Services Agreement shall survive any termination of such agreement.

    4.6. PROVANTAGE acknowledges and agrees that until such time as the parties consent to modifications to the Services following a review pursuant to Section 4.2 of the Information Technology Services Agreement, ShopKo is not and will not be obligated to provide Services after the Change of Control Date that are materially in addition to, or in a manner materially different than, the Services provided to PROVANTAGE as of the Change of Control Date.

5.  Administrative Services Agreement dated July 19, 1999
    -----------------------------------------------------

    5.1. The Administrative Services Agreement, as in effect of the date hereof, shall remain in full force and effect after the Change of Control Date; provided, however, Services shall not include the categories of Services listed under General Corporate Services, Senior Vice President Human Resources or overhead cost related to above. ShopKo shall continue to be obligated to provide tax return preparation services to the Company as described in Section 3(f) of the Amended and Restated Tax Sharing Agreement.

    5.2.  Notwithstanding any other provision therein to the contrary, Sections
          4.4 and 5.3 of the Administrative Services Agreement shall survive any termination of such agreement.

    5.3.  Although Parent is not independently subject to the restrictions in
          Section 5.3 of the Administrative Services Agreement, when acting on its own behalf or on behalf of any of its affiliates, Parent shall not engage in any of the activities precluded by Section 5.3 of such agreement in order to assist PROVANTAGE


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          in circumventing the provisions of Section 5.3 of such agreement.

6.   Indemnification and Hold Harmless Agreement dated July 19, 1999
     ---------------------------------------------------------------
     The Indemnification and Hold Harmless Agreement, as in effect as of the date hereof, shall remain in full force and effect after the Change of Control Date.

7.   Other Affiliate Agreements
     --------------------------
     All Affiliate Agreements other than those mentioned above or in Section 10 below shall be terminated as of the Change of Control Date.

8.   Intercompany Balance
     --------------------

     The Intercompany Balance shall be settled in full as of the Change of Control Date. The parties hereto acknowledge that they will incur prospective payment obligations pursuant to those Affiliate Agreements that remain in effect after the Change of Control Date pursuant to the terms of those agreements as amended by this letter agreement.

9.   Indemnification
     ---------------

     9.1. If ShopKo makes the election contemplated by Section 5.13(d) of the Merger Agreement, then the provisions of this Section 9 shall apply.

     9.2. Within 30 days after expiration of the Offer, ShopKo shall cause Deloitte & Touche L.L.P. ("D&T") to conduct and complete a review of the Company Net Working Capital amount for the Company Fiscal Period as prepared by Arthur Andersen pursuant to Section 5.13(b) of the Merger Agreement and deliver a certificate based on its review to Parent (the "Audited Company Net Working Capital Certificate"). The amount of any deficiency between the amount shown for (A) Company Net Working Capital on the Audited Company Net Working Capital Certificate and (B) $55.0 million is referred to herein as the "Audit Adjustment".

     9.3. The Audited Company Net Working Capital Certificate as prepared by D&T and delivered to Parent shall be deemed to be accepted by and shall be conclusive for the purposes of the Audit Adjustment provided herein except to the extent that Parent or Parent's accountant shall have delivered, within twenty (20) days following receipt of the Audited Company Net Working Capital Certificate, a written notice to ShopKo setting forth the items which Parent disputes as not being in accordance with the requirements of this Agreement or as having computational errors, specifying in reasonable detail the nature and extent of any such exception. If any change proposed by Parent is disputed by ShopKo, then ShopKo and Parent shall negotiate in good faith


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      to resolve such dispute. If, after a period of ten (10) days, any proposed change remains disputed, ShopKo and Parent shall together choose an independent firm of public accountants of nationally recognized standing (the "Independent Auditor") within one business day to resolve any remaining dispute. The determination of the Independent Auditor, which shall be made by the Independent Auditor within 30 days of its engagement shall be conclusive and binding on all parties. ShopKo and Parent each shall pay one-half of the expenses and fees of the Independent Auditor.

9.4. Any Audit Adjustment payable pursuant to this Section shall be paid by ShopKo to Parent together with interest thereon at an annual rate equal to the reference rate from time to time of Chase Manhattan Bank N.A. (the "Reference Rate") from and including the date of the expiration of the Offer to but not including the date of payment, promptly, but in any event within one business day, following final determination of such amount. If payment for such Audit Adjustment is not delivered by ShopKo to Parent within one business day from when due, the outstanding balance of any payment payable pursuant to this Section shall thereafter bear interest at the lesser of (i) the Reference Rate plus 2% or (ii) the highest rate of interest allowed by applicable law.

10.  End User License Agreement for Company Products dated as of January 29,
     -----------------------------------------------------------------------
2000.
----

     10.1. Effective as of the Change of Control Date, the End User License Agreement shall be terminated without penalty or payment of any kind and all obligations of the parties thereunder shall be eliminated. Prior to the Change of Control Date, the Company shall provide ShopKo with a non-exclusive, perpetual and non-transferable license to install and use the Product (as defined in the End User License Agreement) including all source and object codes therefor and the User Documentation (as defined in the End User License Agreement) solely for ShopKo's and ShopKo's affiliates' own internal data processing operations. Any such materials not previously delivered to ShopKo shall be delivered on or before the Change of Control Date. In the event ShopKo re-markets such materials or allows a non-affiliate third party to make use thereof, all rights of ShopKo to use any and all of such Products, source codes, object codes or User Documentation shall immediately terminate.

     10.2. Subject to the restriction set forth in paragraph 10.1, ShopKo shall not be prohibited from copying, duplicating, modifying, reverse engineering, disassembling or decompiling the Product, source code, object code or User Documentation.

     10.3. ProVantage shall have no obligation to provide to ShopKo any updates or enhancements to the Product, source code, object code or User


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            Documentation.

     10.4. Notwithstanding, anything to the contrary in paragraph 10, the Company agrees to provide ShopKo with commercially reasonable installation and transition services on commercially reasonable terms through and including July 1, 2000.

11.  Employment Arrangements.
     ------------------------

     Except as provided in the next following paragraph, ShopKo shall retain, bear and be responsible for all liabilities and obligations under the ShopKo Plans. Without limiting the generality of the foregoing sentence, ShopKo shall bear and be responsible for all liabilities and obligations under the ShopKo Stores, Inc. Deferred Compensation Plan. Prior to the Closing Date, ShopKo shall cause the Company to cause any accrued liabilities applicable to the ShopKo Plans to be removed from the books of the Company and its Subsidiaries.

     Prior to the Closing Date, ShopKo shall cause Company to take all action necessary such that, immediately prior to the Closing Date, all Current Employees of the Company and its subsidiaries who participate in the ShopKo Stores, Inc. Profit Sharing and Super Saver Plan (the "401(k) PLAN") shall become fully vested in any unvested portion of their accounts under the 401(k) Plan. ShopKo shall cause the Company to cause the trustee of any trust in which the 401(k) Plan participates (the "TRUST"), as of the Trust's valuation date on or next following the Effective Time (the "VALUATION DATE"), to value, in a manner consistent with its prior practice, the account balances under the 401(k) Plan of the Current Employees (collectively the "ACCOUNT BALANCES"). As soon as practicable after the determination of the Account Balances, ShopKo shall cause the Company to cause the trustee of the Trust to transfer to a successor tax-qualified trust designated by Parent an amount in cash equal to the Account Balances and outstanding participant loans, if any (i) increased by interest during the period from the Valuation Date to the date of transfer (the "INTERIM PERIOD") at an interest rate equal to the interest rate credited on short-term investments held in the Trust (the "SHORT-TERM RATE") and (ii) reduced by benefit payments to employees or their beneficiaries made in accordance with the provisions of the 401(k) Plan during the Interim Period plus interest on such benefit payments at the Short-Term Rate from the date of payment until the transfer date.

12.  Microstrategy Contract
     ----------------------

     ShopKo hereby agrees that the Company is authorized to use all infrastructure, development and user interface products and other products and services provided to ShopKo, and its affiliates, by Microstrategy, Inc., and its affiliates, pursuant to the contractual arrangements in place as of the date hereof between such parties. Notwithstanding anything in such contractual arrangements or other Affiliate


                                    -viii-
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     Agreements to the contrary, the Company agrees to pay for such use on the basis of $164.475 for each seat license and $44.325 per hour for consulting services. The parties agree to cooperate to amend such contractual arrangements to permit the Company's use of the MicroStrategy products and services as described above. All invoices for such use shall be paid in full by the Company within six (6) days of receipt by wire transfer, electronic debit or other method approved by ShopKo in writing. The Company shall have the right to terminate the arrangements contemplated by this paragraph 12, without penalty, upon 60 days written notice to ShopKo.

          The Company and ShopKo understand that this Side Letter is a condition to Parent's willingness to enter into the Merger Agreement. Accordingly, the parties hereby agree that Parent is a third party beneficiary of this Side Letter and they will not terminate, amend or modify this Side Letter, or waive any of the provisions hereof, or of the underlying agreements without the prior written consent of Parent, which consent may be withheld for any reason or no reason. Upon consummation of the Offer, the obligations of the parties hereto under this Side Letter shall be independent of their respective obligations under the Merger Agreement.

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          If the foregoing sets forth your understanding of our agreement, please sign in the space provided below.


                              Very Truly Yours,


                              PROVANTAGE HEALTH SERVICES, INC.


                              By:/s/  Jeffrey A. Jones
                                 ---------------------
                                 Name:  Jeffrey A. Jones
                                 Title:  President and
                                         Chief Executive Officer


Accepted and acknowledged:


SHOPKO STORES, INC.


By:/s/  Richard D. Schepp
   ---------------------------------
  Name:  Richard D. Schepp
  Title: Senior Vice President, General
         Counsel/Secretary



     By executing this document where indicated below, the undersigned agrees to be bound by Sections 4.3 and 5.3 of this side letter.


MERCK & CO., INC.


By:/s/  Judy C. Lewent
   ---------------------------------
   Name:   Judy C. Lewent
   Title:  Senior Vice President and
           Chief Financial Officer


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